Exhibit 99.1

SERVISFIRST BANCSHARES, INC.

Announces Results For First Quarter 2015

Birmingham, Ala. – (PR Newswire) – April 20, 2015 – ServisFirst Bancshares, Inc. (“ServisFirst”) (NASDAQ: SFBS), the holding company for ServisFirst Bank, today announced earnings and operating results for the quarter ended March 31, 2015.

first Quarter 2015 Highlights:

▪	Core net income of $14.8 million, a 21% increase year over year
▪	Core EPS of $0.56 for the first quarter, excluding merger-related charges, a 6% increase year over year
▪	Loans and deposits increased 23% and 20%, respectively, year over year, led by organic growth
▪	Closed the acquisition of Metro Bancshares, Inc. in Atlanta on January 31, 2015
▪	Production team (excluding mortgage origination) increased from 91 to 110 in the first quarter, with eight added through the Metro Bank acquisition

Tom Broughton, President and CEO, said, “We are pleased to welcome our new bankers, as we had the largest increase in our production team during a period in our ten year history. We continue to believe that ServisFirst Bank is the best place for commercial and private bankers to provide service to their clients.” Bud Foshee, CFO, stated, “Our focus for 2015 will be on improved net interest margins and continued quality customer service.”

FINANCIAL SUMMARY
(in Thousands except share and per share amounts)
	Period Ending March 31, 2015	Period Ending December 31, 2014	% Change From Period Ending December 31, 2014 to Period Ending March 31, 2015	Period Ending March 31, 2014	% Change From Period Ending March 31, 2014 to Period Ending March 31, 2015
QUARTERLY OPERATING RESULTS
Net Income	$13,055	$15,032	(13)%	$11,758	11%
Net Income Available to Common Stockholders	$12,955	$14,917	(13)%	$11,658	11%
Diluted Earnings Per Share	$0.49	$0.58	(16)%	$0.51	(4)%
Return on Average Assets	1.26%	1.47%		1.35%
Return on Average Common Stockholders' Equity	13.55%	16.39%		17.83%
Average Diluted Shares Outstanding	26,237,980	25,697,531		22,985,670

Core Net Income*	$14,822	$15,032	(1)%	$12,215	21%
Core Net Income Available to Common Stockholders*	$14,722	$14,917	(1)%	$12,115	22%
Core Diluted Earnings Per Share*	$0.56	$0.58	(3)%	$0.53	6%
Core Return on Average Assets*	1.43%	1.47%		1.42%
Core Return on Average Common Stockholders' Equity*	15.39%	16.39%		18.53%

BALANCE SHEET
Total Assets	$4,393,342	$4,098,679	7%	$3,572,914	23%
Loans	3,607,852	3,359,858	7%	2,937,797	23%
Non-interest-bearing Demand Deposits	866,743	810,460	7%	662,834	31%
Total Deposits	3,638,763	3,398,160	7%	3,031,041	20%
Stockholders' Equity	441,458	407,213	8%	312,283	41%

* Core measures in the first quarter of 2015 exclude merger expenses related to the acquisition of Metro Bancshares, Inc. and reserves for losses in unfunded loan commitments and letters of credit resulting from our change in methodology for estimating such losses, and in the first quarter of 2014 resulting from a correction of our accounting for vested stock options previously granted to members of our advisory boards in our markets. For a reconciliation of these non-GAAP measures to the most comparable GAAP measure, see "GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures" below.

DETAILED FINANCIALS

ServisFirst Bancshares, Inc. reported net income of $13.1 million and net income available to common stockholders of $13.0 million for the quarter ended March 31, 2015, compared to net income of $11.8 million and net income available to common stockholders of $11.7 million for the same quarter in 2014. Net income for the quarter ended March 31, 2015 was impacted by $2.1 million in merger expenses related to the acquisition of Metro Bancshares, Inc. (“Metro”). Basic and diluted earnings per common share were $0.51 and $0.49, respectively, for the first quarter of 2015, compared to $0.53 and $0.51, respectively, for the first quarter of 2014. Excluding merger expenses and the initial funding of reserves for unfunded loan commitments, net of tax, basic and diluted earnings per common share were $0.58 and $0.56, respectively.

Return on average assets was 1.26% and return on average common stockholders’ equity was 13.55% for the first quarter of 2015, compared to 1.35% and 17.83%, respectively, for the first quarter of 2014.

Net interest income was $37.0 million for the first quarter of 2015, compared to $34.5 million for the fourth quarter of 2014 and $30.8 million for the first quarter of 2014. The net interest margin in the first quarter of 2015 was 3.80%, a 24 basis point increase from the fourth quarter of 2014 and the same as the first quarter of 2014. Net accretion resulting from the fair value adjustments on acquired assets and assumed liabilities contributed 4 basis points to the net interest margin in the first quarter of 2015. The increase in net interest income on a linked quarter basis is attributable to a $276.8 million increase in average loans outstanding and a $26.8 million increase in average stockholders’ equity, all resulting in a positive mix change in our balance sheet. The increase in net interest margin is the result of improved loan yields and lower average balances in federal funds at other banks and at the Federal Reserve, which earn a nominal interest rate.

Average loans for the first quarter of 2015 were $3.50 billion, an increase of $276.8 million, or 9%, over average loans of $3.23 billion for the fourth quarter of 2014, and an increase of $595.6 million, or 20%, over average loans of $2.91 billion for the first quarter of 2014. The increase in loans included approximately $152.9 million of loans acquired in the Metro acquisition.

Average total deposits for the first quarter of 2015 were $3.47 billion, an increase of $63.0 million, or 1.9%, over average total deposits of $3.41 billion for the fourth quarter of 2014, and an increase of $493.7 million, or 17%, over average total deposits of $2.97 billion for the first quarter of 2014. The increase in total average deposits included approximately $178.3 million of deposits acquired in the Metro acquisition as of February 1, 2015.

At March 31, 2015, non-performing assets to total assets were 0.40%, a decrease of one basis point compared to 0.41% for the fourth quarter of 2014 and a decrease of thirteen basis points compared to 0.53% for the first quarter of 2014. The amount of non-performing assets to total assets attributable to the acquisition of Metro was 0.08% for the first quarter of 2015. Net credit charge-offs to average loans were 0.08%, an eleven basis point decrease compared to 0.19% for the fourth quarter of 2014 and a nine basis point decrease compared to 0.17% for the first quarter of 2014. We recorded a $2.4 million provision for loan losses in the first quarter of 2015, a decrease of $0.4 million compared to $2.8 million in the fourth quarter of 2014 and an increase of $0.1 million compared to $2.3 million in the first quarter of 2014. The loan loss reserve as a percentage of total loans decreased two basis points to 1.04% at March 31, 2015, compared to 1.06% at December 31, 2014 and a decrease of four basis points compared to 1.08% at March 31, 2014. The decrease in loan loss reserve as a percentage of loans related to the acquisition of Metro was 0.03% for the first quarter of 2015. In management’s opinion, the reserve is adequate and was determined by consistent application of ServisFirst Bank’s methodology for calculating its reserve for loan losses.

Non-interest income increased $902,000 in the first quarter of 2015, or 41%, compared to the first quarter of 2014. Deposit service charges increased by $339,000, or 39%. Approximately 1,900 checking accounts were acquired in the Metro acquisition. Mortgage banking income increased $170,000, or 60%, as a result of increases in refinancing activity. Increases in the cash surrender value of our life insurance contracts resulted from added investments in contracts during the third quarter of 2014 and the addition of $2.7 million in contracts as a result of the Metro acquisition.

Non-interest expense for the first quarter of 2015 increased $5.1 million, or 37%, to $18.8 million from $13.7 million in the first quarter of 2014. Salary and benefit expense for the first quarter of 2015 increased $1.3 million, or 17%, to $9.0 million from $7.7 million in the first quarter of 2014, and increased $2.7 million, or 43%, on a linked quarter basis. Thirty-eight Metro employees came over as part of the acquisition on February 1, 2015 and 32 remain employed by the Company as of March 31, 2015. Eleven new sales officers, in addition to those from Metro, were added during the first quarter of 2015. Salary and benefit expense for the first quarter of 2014 includes a non-routine expense of $703,000 resulting from a correction of our accounting for vested stock options previously granted to members of our advisory boards in our Dothan, Huntsville and Montgomery, Alabama markets. Merger expenses related to the acquisition of Metro were $2.1 million in the first quarter of 2015. Other operating expense for the first quarter of 2015 increased $1.4 million, or 45%, to $4.6 million from $3.1 million in the first quarter of 2014. This increase was primarily attributable to $500,000 in expense for the initial funding of reserves for unfunded loan commitments as of March 31, 2015, consistent with guidance provided in the Federal Reserve Bank’s Inter-agency Policy Statement SR 06-17, $140,000 of increased charges from the Federal Reserve Bank as part of our increased clearing services for correspondent bank clients, and $121,000 of other operating expenses in our Atlanta region.

GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures

As discussed in more detail in the section titled “Detailed Financials,” we recorded expenses of $2.1 million for the first quarter of 2015 related to the acquisition of Metro Bancshares, Inc. and the merger of Metro Bank with and into the Bank, and recorded an expense of $500,000 resulting from the initial funding of reserves for unfunded loan commitments as of March 31, 2015, consistent with guidance provided in the Federal Reserve Bank’s Inter-agency Policy Statement SR 06-17. We recorded a non-routine expense of $703,000 for the first quarter of 2014 resulting from the correction of our accounting for vested stock options previously granted to members of our advisory boards in our Dothan, Huntsville and Montgomery, Alabama markets. This change in accounting treatment is a non-cash item and does not impact our operating activities or cash from operations. The non-GAAP financial measures included in this press release of our results for the first quarter of 2015 are “core net income,” “core net income available to common stockholders,” “core diluted earnings per share,” “core return on average assets” and “core return on average common stockholders’ equity.” Each of these five core financial measures excludes the impact of the merger expenses, the initial funding of a reserve for unfunded loan commitments, and the non-routine expense attributable to the correction of our accounting for vested stock options. None of the other periods included in this press release are affected by such non-routine expenses.

“Core net income” is defined as net income, adjusted by the net effect of the non-routine expense.

“Core net income available to common stockholders” is defined as net income available to common stockholders, adjusted by the net effect of the non-routine expense.

“Core diluted earnings per share” is defined as net income available to common stockholders, adjusted by the net effect of the non-routine expense, divided by weighted average diluted shares outstanding.

“Core return on average assets” is defined as net income, adjusted by the net effect of the non-routine expense, divided by average total assets.

“Core return on average common stockholders’ equity” is defined as net income, adjusted by the net effect of the non-routine expense, divided by average common stockholders’ equity.

We present tangible book value per share and the ratio of tangible common equity to total tangible assets in our Selected Financial Highlights table. Our acquisition of Metro resulted in goodwill and other identifiable intangible assets, which are subtracted from equity and assets in the computation of tangible book value per share and tangible common equity to total tangible assets.

We believe these non-GAAP financial measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however, we acknowledge that these non-GAAP financial measures have a number of limitations. As such, you should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP financial measures that other companies, including those in our industry, use. The following reconciliation table provides a more detailed analysis of the non-GAAP financial measures for the first quarter of 2015 and the first quarter of 2014. Dollars are in thousands, except share and per share data.

	For the Period Ended March 31, 2015	For the Period Ended March 31, 2014
Provision for income taxes - GAAP	$5,903	$5,229
Adjustments:
Adjustment for non-routine expense	829	246
Core provision for income taxes	$6,732	$5,475

Return on average assets - GAAP	1.26%	1.35%
Net income - GAAP	$13,055	$11,758
Adjustments:
Adjustment for non-routine expense	1,767	457
Core net income	$14,822	$12,215
Average assets	$4,193,413	$3,500,257
Core return on average assets	1.43%	1.42%

Return on average common stockholders' equity	13.55%	17.83%
Net income available to common stockholders - GAAP	$12,955	$11,658
Adjustments:
Adjustment for non-routine expense	1,767	457
Core net income available to common stockholders	$14,722	$12,115
Average common stockholders' equity	$387,870	$265,188
Core return on average common stockholders' equity	15.39%	18.53%

Earnings per share - diluted - GAAP	$0.49	$0.51
Weighted average shares outstanding, diluted	26,237,980	22,985,670
Core diluted earnings per share	$0.56	$0.53

Book value per share	$15.65
Total common stockholders' equity - GAAP	401,500
Adjustments:
Adjusted for goodwill and other identifiable intangible assets	18,069
Tangible common stockholders' equity	$383,431
Tangible bookvalue per share	$14.95

Stockholders' equity to total assets	10.05%
Total assets - GAAP	$4,393,342
Adjustments:
Adjusted for goodwill and other identifiable intangible assets	18,069
Total tangible assets	$4,375,273
Tangible common equity to total tangible assets	8.76%

About ServisFirst Bancshares, Inc.

ServisFirst Bancshares, Inc. is a bank holding company based in Birmingham, Alabama. Through its subsidiary ServisFirst Bank, ServisFirst Bancshares, Inc. provides business and personal financial services from locations in Birmingham, Huntsville, Montgomery, Mobile and Dothan, Alabama, Pensacola, Florida, Nashville, Tennessee, Atlanta, Georgia, and Charleston, South Carolina.

ServisFirst Bancshares, Inc. files periodic reports with the U.S. Securities and Exchange Commission (SEC). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.servisfirstbank.com.

Webcast

As previously announced, ServisFirst will host a live audio webcast to discuss first quarter earnings and results beginning at 9:30 a.m. ET on April 21, 2015. The webcast can be accessed at www.servisfirstbank.com on the “Investor Relations” page in the "Events and Webcasts" section. A replay of the call will be available until April 30, 2015.

Additional Information

This release contains, and the remarks by ServisFirst’s management on the live audio webcast may contain, forward-looking statements within the meaning of the securities laws giving ServisFirst’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may”, or by variations of such words or by similar expressions. These forward-looking statements are not guarantees of future performance and are subject to numerous assumptions, risks and uncertainties, many of which are outside of ServisFirst’s control and which may change over time and cause actual results to differ materially from those expressed or implied by the forward-looking statements. For discussion of these and other risks that may cause actual results to differ from expectations, please refer to “Cautionary Note Regarding Forward-looking Statements” and “Risk Factors” in our most recent Annual Report on Form 10-K and to our other filings with the U.S. Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the date they are made, and ServisFirst assumes no duty to update forward-looking statements.

Contact: ServisFirst Bank

Davis Mange (205) 949-3420

dmange@servisfirstbank.com

SELECTED FINANCIAL HIGHLIGHTS (UNAUDITED)
(In thousands except share and per share data)
	1st Quarter 2015	4th Quarter 2014	3rd Quarter 2014	2nd Quarter 2014	1st Quarter 2014
CONSOLIDATED STATEMENT OF INCOME
Interest income	$40,783	$38,163	$36,857	$35,424	$34,281
Interest expense	3,746	3,703	3,538	3,446	3,432
Net interest income	37,037	34,460	33,319	31,978	30,849
Provision for loan losses	2,405	2,759	2,748	2,438	2,314
Net interest income after provision for loan losses	34,632	31,701	30,571	29,540	28,535
Non-interest income	3,077	3,110	3,006	2,938	2,175
Non-interest expense	18,751	13,143	15,315	15,417	13,723
Income before income tax	18,958	21,668	18,262	17,061	16,987
Provision for income tax	5,903	6,636	4,260	5,476	5,229
Net income	13,055	15,032	14,002	11,585	11,758
Preferred stock dividends	100	115	100	116	100
Net income available to common stockholders	$12,955	$14,917	$13,902	$11,469	$11,658
Earnings per share - basic	$0.51	$0.60	$0.56	$0.49	$0.53
Earnings per share - diluted	$0.49	$0.58	$0.54	$0.46	$0.51
Average diluted shares outstanding	26,237,980	25,697,531	25,726,313	24,823,590	22,985,670

CONSOLIDATED BALANCE SHEET DATA
Total assets	$4,393,342	$4,098,679	$3,952,799	$3,762,684	$3,572,914
Loans	3,607,852	3,359,858	3,159,772	3,053,989	2,937,797
Debt securities	336,505	327,665	332,351	325,432	309,475
Non-interest-bearing demand deposits	866,743	810,460	794,553	729,163	662,834
Total deposits	3,638,763	3,398,160	3,352,766	3,157,642	3,031,041
Borrowings	21,278	19,973	19,965	19,957	19,949
Stockholders' equity	$441,458	$407,213	$393,136	$380,074	$312,283

Shares outstanding	25,653,610	24,801,518	24,791,436	24,749,436	22,574,436
Book value per share	$15.65	$14.81	$14.25	$13.74	$12.06
Tangible book value per share (1)	$14.95	$14.81	$14.25	$13.74	$12.06

SELECTED FINANCIAL RATIOS
Net interest margin	3.80%	3.56%	3.65%	3.74%	3.80%
Return on average assets	1.26%	1.47%	1.45%	1.28%	1.36%
Return on average common stockholders' equity	13.55%	16.39%	15.89%	15.03%	17.83%
Efficiency ratio	46.74%	34.98%	42.16%	44.15%	41.55%
Non-interest expense to average earning assets	1.90%	1.34%	1.66%	1.78%	1.66%
Tangible common equity to total tangible assets (1)	8.76%	8.96%	8.93%	9.04%	7.62%

CAPITAL RATIOS
Total Capital to Risk-Weighted Assets:	13.09%	13.38%	13.70%	13.74%	11.94%
Tier 1 Capital to Risk-Weighted Assets:	11.51%	11.75%	12.02%	12.04%	10.22%
Tier 1 Capital to Average Assets:	10.06%	9.91%	10.18%	10.32%	8.81%
Common Equity Tier 1 Capital to Risk-Weighted Assets (2):	10.41%	N/A	N/A	N/A	N/A

(1) See "GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures" for a discussion of these Non-GAAP financial measures.
(2) Basel III final capital rules, including the new Common Equity Tier I Capital to Risk-Weighted Assets ratio, became effective for the Company on January 1, 2015.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)
	March 31, 2015	March 31, 2014	% Change
ASSETS
Cash and cash equivalents	299,679	222,492	35%
Available for sale debt securities, at fair value	307,379	277,501	11%
Held to maturity debt securities (fair value of $29,886 and $31,559 at
March 31, 2015 and 2014, respectively)	29,126	31,974	(9)%
Restricted equity securities	4,853	3,738	30%
Mortgage loans held for sale	12,384	6,704	85%
Loans	3,607,852	2,937,797	23%
Less allowance for loan losses	(37,356)	(31,728)	18%
Loans, net	3,570,496	2,906,069	23%
Premises and equipment, net	16,082	8,015	101%
Goodwill and other identifiable intangible assets	18,069	-
Other assets	135,274	116,421	16%
Total assets	$4,393,342	$3,572,914	23%
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest-bearing	$866,743	$662,834	31%
Interest-bearing	2,772,020	2,368,207	17%
Total deposits	3,638,763	3,031,041	20%
Federal funds purchased	280,900	195,762	43%
Other borrowings	21,278	19,949	7%
Other liabilities	10,943	13,879	(21)%
Total liabilities	3,951,884	3,260,631	21%
Stockholders' equity:
Preferred stock, Series A Senior Non-Cumulative Perpetual, par value $0.001
(liquidation preference $1,000), net of discount; 40,000 shares authorized,
40,000 shares issued and outstanding at March 31, 2015 and 2014	39,958	39,958	-%
Common stock, par value $0.0001 per share; 50,000,000 shares authorized;
25,653,610 shares issued and outstanding at March 31, 2015 and
22,574,436 shares issued and outstanding at March 31, 2014	26	8	225%
Additional paid-in capital	207,374	127,218	63%
Retained earnings	188,507	140,538	34%
Accumulated other comprehensive income	5,216	4,309	21%
Noncontrolling interest	377	252	50%
Total stockholders' equity	441,458	312,283	41%
Total liabilities and stockholders' equity	$4,393,342	$3,572,914	23%

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands except per share data)
	Three Months Ended March 31,
	2015	2014
Interest income:
Interest and fees on loans	$38,646	$32,252
Taxable securities	1,128	1,097
Nontaxable securities	860	871
Federal funds sold	77	42
Other interest and dividends	72	19
Total interest income	40,783	34,281
Interest expense:
Deposits	3,270	3,014
Borrowed funds	476	418
Total interest expense	3,746	3,432
Net interest income	37,037	30,849
Provision for loan losses	2,405	2,314
Net interest income after provision for loan losses	34,632	28,535
Non-interest income:
Service charges on deposit accounts	1,207	868
Mortgage banking	454	284
Securities gains	29	-
Increase in cash surrender value life insurance	648	536
Other operating income	739	487
Total non-interest income	3,077	2,175
Non-interest expense:
Salaries and employee benefits	9,008	7,697
Equipment and occupancy expense	1,661	1,366
Professional services	568	516
FDIC and other regulatory assessments	620	517
Other real estate owned expense	214	487
Merger expenses	2,096	-
Other operating expense	4,584	3,140
Total non-interest expense	18,751	13,723
Income before income tax	18,958	16,987
Provision for income tax	5,903	5,229
Net income	13,055	11,758
Dividends on preferred stock	100	100
Net income available to common stockholders	$12,955	$11,658
Basic earnings per common share	$0.51	$0.53
Diluted earnings per common share	$0.49	$0.51

LOANS BY TYPE
(UNAUDITED)
(In thousands)
	1st Quarter 2015	4th Quarter 2014	3rd Quarter 2014	2nd Quarter 2014	1st Quarter 2014
Commercial, financial and agricultural	$1,543,531	$1,495,092	$1,382,607	$1,362,757	$1,306,058
Real estate - construction	219,005	208,769	194,506	178,033	157,127
Real estate - mortgage:
Owner-occupied commercial	869,724	793,917	773,432	708,294	711,067
1-4 family mortgage	375,770	333,455	314,778	296,220	285,368
Other mortgage	545,668	471,363	443,245	457,845	428,391
Subtotal: Real estate - mortgage	1,791,162	1,598,735	1,531,455	1,462,359	1,424,826
Consumer	54,154	57,262	51,204	50,840	49,786
Total loans	$3,607,852	$3,359,858	$3,159,772	$3,053,989	$2,937,797

SUMMARY OF LOAN LOSS EXPERIENCE
(Dollars in thousands)
	1st Quarter 2015	4th Quarter 2014	3rd Quarter 2014	2nd Quarter 2014	1st Quarter 2014
Reserve for loan losses:
Beginning balance	$35,629	$34,442	$32,984	$31,728	$30,663
Loans charged off:
Commercial financial and agricultural	77	416	531	142	1,222
Real estate - construction	382	309	610	325	23
Real estate - mortgage:	433	922	149	890	4
Consumer	5	21	131	18	58
Total charge offs	897	1,668	1,421	1,375	1,307
Recoveries:
Commercial financial and agricultural	19	2	-	1	45
Real estate - construction	99	37	97	180	8
Real estate - mortgage:	101	46	14	10	4
Consumer	-	11	20	2	1
Total recoveries	219	96	131	193	58
Net charge-offs	678	1,572	1,290	1,182	1,249
Provision for loan losses	2,405	2,759	2,748	2,438	2,314
Ending balance	$37,356	$35,629	$34,442	$32,984	$31,728

Reserve for loan losses to total loans	1.04%	1.06%	1.09%	1.08%	1.08%
Reserve for loan losses to total average
loans	1.07%	1.10%	1.11%	1.10%	1.09%
Net charge-offs to total average loans	0.08%	0.19%	0.17%	0.16%	0.17%
Provision for loan losses to total average
loans	0.28%	0.34%	0.35%	0.33%	0.32%
Nonperforming assets:
Nonaccrual loans	$8,361	$9,125	$16,078	$13,193	$9,084
Loans 90+ days past due and accruing	553	925	1,190	-	110
Other real estate owned and
repossessed assets	8,638	6,840	6,940	6,739	9,752
Total	$17,552	$16,890	$24,208	$19,932	$18,946

Nonperforming loans to total loans	0.25%	0.30%	0.55%	0.43%	0.31%
Nonperforming assets to total assets	0.40%	0.41%	0.61%	0.53%	0.53%
Nonperforming assets to earning assets	0.41%	0.42%	0.62%	0.54%	0.55%
Reserve for loan losses to nonaccrual loans	446.79%	390.45%	214.22%	250.01%	349.27%

Restructured accruing loans	$8,280	$8,295	$2,067	$7,030	$9,411

Restructured accruing loans to total loans	0.23%	0.25%	0.07%	0.23%	0.32%

TROUBLED DEBT RESTRUCTURINGS (TDRs)
(In thousands)
	1st Quarter 2015	4th Quarter 2014	3rd Quarter 2014	2nd Quarter 2014	1st Quarter 2014
Beginning balance:	$8,992	$7,932	$9,217	$13,478	$14,168
Additions	-	6,250	-	1,409	-
Net (paydowns) / advances	(381)	(4,492)	(802)	(5,080)	235
Charge-offs	(331)	(698)	(483)	(590)	(925)
	$8,280	$8,992	$7,932	$9,217	$13,478

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands except per share data)
	1st Quarter 2015	4th Quarter 2014	3rd Quarter 2014	2nd Quarter 2014	1st Quarter 2014
Interest income:
Interest and fees on loans	$38,646	$35,902	$34,662	$33,250	$32,252
Taxable securities	1,128	1,143	1,131	1,126	1,097
Nontaxable securities	860	871	877	870	871
Federal funds sold	77	41	38	43	42
Other interest and dividends	72	206	149	135	19
Total interest income	40,783	38,163	36,857	35,424	34,281
Interest expense:
Deposits	3,270	3,256	3,123	3,027	3,014
Borrowed funds	476	447	415	419	418
Total interest expense	3,746	3,703	3,538	3,446	3,432
Net interest income	37,037	34,460	33,319	31,978	30,849
Provision for loan losses	2,405	2,759	2,748	2,438	2,314
Net interest income after provision for loan losses	34,632	31,701	30,571	29,540	28,535
Non-interest income:
Service charges on deposit accounts	1,207	1,168	1,172	1,057	868
Mortgage banking	454	507	582	674	284
Securities gains	29	-	3	-	-
Increase in cash surrender value life insurance	648	649	549	546	536
Other operating income	739	786	700	661	487
Total non-interest income	3,077	3,110	3,006	2,938	2,175
Non-interest expense:
Salaries and employee benefits	9,008	6,332	7,890	9,098	7,697
Equipment and occupancy expense	1,661	1,335	1,437	1,409	1,366
Professional services	568	558	829	532	516
FDIC and other regulatory assessments	620	516	533	528	517
Other real estate owned expense	214	528	220	298	487
Merger expense	2,096	-	-	-	-
Other operating expense	4,584	3,874	4,406	3,552	3,140
Total non-interest expense	18,751	13,142	15,315	15,417	13,723
Income before income tax	18,958	21,668	18,262	17,061	16,987
Provision for income tax	5,903	6,636	4,260	5,476	5,229
Net income	13,055	15,032	14,002	11,585	11,758
Dividends on preferred stock	100	115	100	116	100
Net income available to common stockholders	$12,955	$14,917	$13,902	$11,469	$11,658
Basic earnings per common share	$0.51	$0.60	$0.56	$0.49	$0.53
Diluted earnings per common share	$0.49	$0.58	$0.54	$0.46	$0.51

AVERAGE BALANCE SHEETS AND NET INTEREST ANALYSIS - UNAUDITED

ON A FULLY TAXABLE-EQUIVALENT BASIS

(Dollars in thousands)

	1st Quarter 2015		4th Quarter 2014		3rd Quarter 2014		2nd Quarter 2014		1st Quarter 2014
	Average Balance	Yield / Rate	Average Balance	Yield / Rate	Average Balance	Yield / Rate	Average Balance	Yield / Rate	Average Balance	Yield / Rate
Assets:
Interest-earning assets:
Loans, net of unearned income (1) (4)
Taxable	$3,492,363	4.47%	$3,215,400	4.41%	$3,081,435	4.44%	$2,978,631	4.46%	$2,892,433	4.52%
Tax-exempt (2)	10,180	5.03	10,367	4.98	12,043	4.95	15,803	3.24	14,550	3.30
Mortgage loans held for sale	6,884	2.12	3,410	6.05	6,861	3.64	8,048	3.24	4,496	2.80
Debt securities:
Taxable	198,104	2.28	195,533	2.30	195,220	2.29	188,148	2.40	174,842	2.54
Tax-exempt (2)	129,525	4.02	127,909	4.16	126,512	4.05	123,897	4.11	122,686	4.13
Total securities (3)	327,629	2.97	323,442	3.03	321,732	2.98	312,045	3.08	297,528	3.20
Federal funds sold	39,438	0.27	68,640	0.24	57,625	0.27	41,388	0.37	54,895	0.31
Restricted equity securities	4,354	3.63	3,418	3.95	3,418	3.83	3,446	7.57	3,738	-
Interest-bearing balances with banks	119,195	0.28	273,496	0.26	185,716	0.25	121,532	0.25	82,279	0.09
Total interest-earning assets	4,000,043	4.18%	3,898,173	3.94%	3,668,830	4.03%	3,480,893	4.13%	3,349,919	4.21%
Non-interest-earning assets:
Cash and due from banks	61,911		58,973		58,340		57,387		56,082
Net premises and equipment	13,847		8,315		8,310		8,377		8,724
Allowance for loan losses,
accrued interest and
other assets	117,612		101,831		86,901		88,849		85,532
Total assets	$4,193,413		$4,067,292		$3,822,381		$3,635,506		$3,500,257
Interest-bearing liabilities:
Interest-bearing deposits:
Checking	$553,569	0.26%	$511,451	0.26%	$484,291	0.26%	$482,115	0.27%	$478,678	0.27%
Savings	36,128	0.28	28,806	0.29	26,584	0.28	25,406	0.28	25,081	0.27
Money market	1,618,715	0.44	1,645,533	0.45	1,555,091	0.44	1,472,346	0.44	1,416,645	0.45
Time deposits (5)	446,084	1.05	395,598	1.03	394,158	1.05	402,613	1.08	412,622	1.10
Federal funds purchased	270,549	0.28	231,135	0.28	187,629	0.28	195,809	0.28	195,967	0.28
Other borrowings	20,455	5.67	19,969	5.62	19,961	5.62	19,953	5.69	19,945	5.75
Total interest-bearing liabilities	2,945,500	0.52%	2,832,492	0.52%	2,667,714	0.53%	2,598,242	0.53%	2,548,938	0.55%
Non-interest-bearing liabilities:
Non-interest-bearing
demand	813,340		823,738		751,831		675,098		641,450
Other liabilities	6,745		9,969		15,838		16,158		4,724
Stockholders' equity	422,847		395,981		382,025		341,120		300,512
Unrealized gains on securities and
derivatives	4,981		5,112		4,973		4,888		4,634
Total liabilities and
stockholders' equity	$4,193,413		$4,067,292		$3,822,381		$3,635,506		$3,500,257
Net interest spread		3.67%		3.42%		3.51%		3.60%		3.67%
Net interest margin		3.80%		3.56%		3.65%		3.74%		3.80%

(1)	Average loans include loans on which the accrual of interest has been discontinued.
(2)	Interest income and yields are presented on a fully taxable equivalent basis using a tax rate of 35%.
(3)	Unrealized gains on available-for-sale debt securities are excluded from the yield calculation.
(4)	Interest income in the first quarter of 2015 includes $369,000 of accretion on acquired loan discounts.
(5)	Interest expense in the first quarter of 2015 includes $63,000 of accretion on acquired CD premiums.